Exhibit 99

FOR IMMEDIATE RELEASE

Media contact:	Deborah Spak, (847) 948-2349
Investor contact:	Mary Kay Ladone, (847) 948-3371

BAXTER INTERNATIONAL INC. NAMES ALBERT STROUCKEN

TO BOARD OF DIRECTORS

DEERFIELD, Ill., September 1, 2004 — Baxter International Inc. (NYSE:BAX) today announced that Albert P.L. Stroucken has been elected to serve as a member of its board of directors. Stroucken, age 57, is currently the chairman, president and chief executive officer of H.B. Fuller Company, a St. Paul, Minn.-based manufacturer of adhesives, sealants, coatings, paints and other specialty chemical products.

“Al is a great addition to our board of directors, and we welcome the strong executive, operational and international experience that he brings,” said Robert L. Parkinson, Jr., Baxter’s chairman and chief executive officer. “We look forward to tapping his extensive industry knowledge, gained from nearly three decades at large global healthcare and chemicals companies, as well as the fresh perspective he will bring as we focus on driving forward the strategy and improving operations of the company.”

Stroucken has served as president and chief executive officer of H.B. Fuller since 1998, and was elected chairman of the company’s board of directors in 1999. Previously, he was general manager of the Inorganics Division of Bayer AG from 1997 to 1998, and executive vice president and president of Bayer’s Industrial Chemicals Division from 1992 to 1997. Stroucken joined Bayer AG in Leverkusen, Germany in 1969. He serves on the H.B. Fuller Company Foundation board of directors, and is a member of the Twin Cities United Way board of directors.

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Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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